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                                                                    Exhibit 23.1




The Board of Directors
Dames and Moore Group:


We consent to the inclusion of our report dated May 21, 1999 with respect to the consolidated statements of financial position of Dames and Moore Group and subsidiaries as of March 26, 1999 and March 27, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 26, 1999, which report appears in the Form 8-K of URS Corporation.


/s/ KPMG LLP

Los Angeles, California
June 10, 1999